Exhibit 4.3

DESCRIPTION OF REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

DESCRIPTION OF COMMON STOCK

The following is a summary of the material terms of our Class A common stock, which are our only securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), is based upon our certificate of incorporation, as amended (“Certificate of Incorporation”), our Amended and Restated Bylaws, as amended (“Bylaws”) and applicable provisions of law. The summary is subject to and qualified in its entirely by reference to the Certificate of Incorporation, and Bylaws, each of which is incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this exhibit is a part. It also summarizes some relevant provisions of Delaware General Corporation Law, which we refer to as DGCL, and is subject to and qualified in its entirely by reference to the DGCL.

Authorized Capital Stock

Our authorized capital stock consists of 180,000,000 shares of Class A common stock, $.01 par value per share, 60,000,000 shares of Class B common stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value.

The rights, preferences and powers of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock, which we may designate and issue in the future. For example, if we issue a series of preferred stock that grants a liquidation preference to the holders of such preferred stock, the rights of holders of Class A common stock and Class B common stock upon liquidation could be adversely affected. See “Preferred Stock.”

Common Stock

Voting Rights. Each holder of shares of Class A common stock is entitled to one vote per share, and each holder of shares of Class B common stock is entitled to ten votes per share, on all matters to be voted on by our stockholders. Holders of both classes of common stock generally will vote together as a single class on all matters presented to our stockholders for their vote or approval, except as otherwise required by applicable Delaware law. Holders of shares of our common stock are not entitled to cumulate votes in the election of directors.

Dividend Rights. The holders of shares of Class A common stock and Class B common stock are entitled to dividends and other distributions if, as and when declared by our board of directors out of assets legally available therefor, subject to the rights of any holder of shares of preferred stock and any restrictions set forth in any of our indebtedness outstanding from time to time. The holders of the Class A and Class B common stock are entitled to equal per share dividends and distributions; provided that dividends payable in shares of Class A common stock will be paid to the holders of Class A common stock while dividends payable in shares of Class B common stock will be paid to the holders of Class B common stock.

Conversion Rights. If, at any time, any shares of Class B common stock are owned beneficially by any person other than Vincent K. McMahon, Linda E. McMahon, any descendent of either of them, any entity that is wholly-owned and controlled by any combination of such persons or any trust all the beneficiaries of which are any combination of such persons, each of those shares will convert automatically into shares of Class A common stock. In addition, the Class B common stock is fully convertible into Class A common stock, on a one-for-one basis, at any time at the option of the holder.

      Rights Upon Liquidation. Upon our liquidation, dissolution or winding up, the holders of the shares of Class A common stock and Class B common stock would be entitled to share pro rata in the distribution of all of our assets remaining after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock.

Preemptive and Subscription Rights.  The holders of the Class A common stock and Class B common stock have no preemptive or other subscription rights to purchase our capital stock.  No shares of our issued and outstanding common stock are subject to any further call or assessment.

Listing.  Our Class A common stock is listed on the New York Stock Exchange under the symbol “WWE.”

Transfer Agent and Registrar.  The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company, LLC.

Preferred Stock

Our board of directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the number of shares, designation, voting rights, preferences and optional and other special rights and the restrictions or qualifications thereof. The rights, preferences, designations and powers of each series of preferred stock may differ with respect to dividends, amounts payable on liquidation, voting, conversion, redemption, sinking funds and other matters. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of our common stock and could adversely affect the rights and powers, including voting powers, of holders of shares of our common stock. The existence of authorized and undesignated shares of preferred stock may also have an adverse effect on the market price of the Class A common stock. In addition, the issuance of any shares of preferred stock could have the effect of delaying, deferring or preventing a change of control of us. No shares of preferred stock are outstanding.

Certain Provisions of Our Certificate of Incorporation and Bylaws

Certain provisions of our Certificate of Incorporation and Bylaws could make it more difficult to acquire the company by means of a tender offer, a proxy contest or otherwise, or to remove incumbent officers and directors. These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and takeover bids that our board of directors may consider inadequate and to encourage persons seeking to acquire control of our company to first negotiate with our board of directors.

Dual Class Stock. Our Certificate of Incorporation provides for a dual class common stock structure. Under our Certificate of Incorporation we have Class A common stock and Class B common stock. The holders of Class A common stock generally have rights identical to holders of Class B common stock, except that holders of Class A common stock are entitled to one vote per share, and holders of Class B common stock are entitled to ten votes per share. Holders of both classes of common stock generally will vote together as a single class on all matters presented to stockholders for their vote or approval, except as otherwise required by applicable Delaware law. A substantial majority of the issued and outstanding shares of Class B common stock is owned beneficially by Vincent K. McMahon. Through his beneficial ownership of a substantial majority of our Class B common stock, Mr. McMahon effectively can exercise control over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.

Removal of Directors. Our Certificate of Incorporation and Bylaws provide that stockholders may remove a director with or without cause by the affirmative vote of holders of a majority of the shares of voting common stock.

Size of Board and Vacancies. Our Certificate of Incorporation provides that the number of directors on our board of directors will be not less than three members (subject to vacancies), with the exact number of directors to be fixed from time to time exclusively pursuant to a resolution adopted by the affirmative vote of a majority of the entire board of directors, and subject to the rights of the holders of the preferred stock, if any, the exact number may be increased or decreased (but not to less than three). Subject to the rights of the holders of any class or series of stock with special voting powers in connection with the election of directors, if any, any vacancies and newly created directorships created in our board of directors for any reason shall be filled by a majority of our board of directors then in office or by a sole remaining director.  Any director appointed to fill a vacancy on our board of directors shall have the same remaining term as that of his or her predecessor.

Special Stockholder Meetings. Our Bylaws provide that the chairman of our board of directors, the President or the board of directors may call a special stockholder meeting. Our Certificate of Incorporation provides that stockholders may not call special stockholder meetings.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting. The DGCL provides that cumulative voting is permitted only if a company’s certificate of incorporation expressly grants stockholders such right. Our Certificate of Incorporation does not grant stockholders the right to cumulative voting.

Certain Anti-Takeover Effects of Delaware Law

We are subject to Section 203 of the DGCL (“Section 203”). In general, Section 203 prohibits a publicly held Delaware corporation from engaging in various “business combination” transactions with any interested stockholder for a period of three years following the date of the transactions in which the person became an interested stockholder, unless:

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the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors prior to the date the interested stockholder obtained such status;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (a) by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to such date the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

A “business combination” is defined to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder. In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.